ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2001-2
$ 403,332,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2002




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2002  11,657,499   1,110,868      43,846    0.15%    7,847,460    2.17%
 Feb-2002  11,509,299   1,089,919     146,941    0.51%    6,970,165    2.00%
 Mar-2002  11,204,455   1,057,456     509,611    1.81%    6,624,923    1.96%
 Apr-2002  11,623,687   1,035,680     550,781    2.03%    6,109,619    1.88%
 May-2002  12,020,915   1,007,811     572,714    2.20%    5,231,635    1.67%
 Jun-2002  10,375,026     978,060     373,296    1.48%    5,389,819    1.78%
 Jul-2002   9,988,376     952,389     355,391    1.46%    5,389,656    1.85%
 Aug-2002  11,563,120     927,660     535,660    2.30%    5,700,193    2.04%
 Sep-2002  12,049,638     899,041     614,130    2.76%    6,102,041    2.28%
 Oct-2002  10,065,645     869,219     428,928    2.00%    5,884,634    2.29%
 Nov-2002  10,861,228     844,306     636,843    3.11%    6,447,919    2.62%
 Dec-2002   9,744,215     817,424     511,624    2.61%    7,027,175    2.98%

          ____________ ___________ ___________
  Totals  132,663,102  11,589,833   5,279,765

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.